[Oritani Letterhead]

August 30, 2016

Mr. Michael A. DeBernardi
Address
City, State Zip Code

Re:  Retirement

Dear Michael:

This letter sets forth our mutual agreement and understanding (the “Agreement”) regarding the terms and conditions of your retirement as an executive officer and member of the Board of Directors of Oritani Financial Corp. (the “Company”) and Oritani Bank (the “Bank”).

1.	Retirement and Resignation as an Executive Officer and Board Member

As a result of your retirement, you hereby resign as Executive Vice President and Chief Operating Officer of the Company and the Bank and as a member of the Board of Directors of the Company and the Bank, effective as of the close of business on September 16, 2016 (the “Effective Date of Retirement”).  Your execution of this Agreement shall constitute your notice of resignation as an executive officer and member of the Board of Directors of the Company and the Bank.

2.             Termination of Your Employment Agreement

As of the Effective Date of Retirement, your Employment Agreement with the Bank dated December 31, 2008 (the “Employment Agreement”), by the mutual agreement of the parties hereto, shall be terminated and be of no further force and effect, except Section 9 (Post-Termination Obligations), Section 10 (Non-Competition) and Section 21 (Indemnification) shall remain in effect to the extent set forth therein.  You agree that as a result of your retirement, you shall not be entitled to, and hereby waive any claim to, any payment or other benefit under the Employment Agreement, except for any earned but unpaid compensation thereunder.  Furthermore, you hereby acknowledge that your retirement does not constitute an “Event of Termination” pursuant to Section 4 of the Employment Agreement.

3.             Continued Employment Following the Effective Date of Retirement

(a)           Phase I Employment Period. Commencing as of the Effective Date of Retirement and continuing until the close of business on January 20, 2017, unless terminated earlier in accordance with Section 4 hereof (the “Phase I Employment Period”), you agree to continue to serve as a full-time employee of the Bank, whereby you will assist the Bank with the reassignment of your duties as Chief Operating Officer, and also with commercial real estate, underwriting, risk management and any other matter regarding the operation of the Bank as identified by the President and Chief Executive Officer of the Bank.

(b)           Compensation During the Phase I Employment Period.  During the Phase I Employment Period, you shall be entitled to the following compensation from the Bank:

(i)           Base Salary.  The Bank shall pay you base salary at your current rate in effect immediately prior to your Effective Date of Retirement, payable in accordance with the Bank’s regular payroll practices.

(ii)           Continued Benefits.  You will continue to participate in all employee benefit plans and health and welfare plans and arrangements of the Bank for which you were eligible prior to the Effective Date of Retirement.  The parties hereby confirm that you will be eligible to receive your bonus under the Executive Officer Annual Incentive Plan for the 2016 plan year.  In addition, you will be eligible to receive your employer contributions to the Bank’s tax-qualified 401(k) plan and employee stock ownership plan, and the 2008 Benefit Equalization Plan in accordance with their terms for the 2016 plan years, provided you remain employed with the Bank through December 31, 2016.

(iii)           Reimbursement of Expenses.  The Bank will reimburse you pursuant to its reimbursement policies in effect for reasonable business expenses incurred.  All reimbursements will be paid as soon as practicable by the Bank, provided, however, that no payment shall be made later than March 15 of the year immediately following the year in which the expense was incurred.  Notwithstanding the foregoing, as of your Effective Date of Retirement, you shall have surrendered to the Bank your Bank-issued automobile and credit card.

(iv)           Vacation.  You will continue to accrue vacation time in accordance with the Bank’s policy.  Following the completion of the Phase I Employment Period, the Bank shall pay to you your accrued but unused vacation time in accordance with the Bank’s policy.

(c)           Phase II Employment Period.  Commencing immediately following the completion of the Phase I Employment Period and continuing until the close of business on June 30, 2018, unless terminated earlier in accordance with Section 4 hereof (the “Phase II Employment Period”), you agree to serve as an employee of the Bank.  During the Phase II Employment Period, you shall provide the Bank with general advisory services with respect its commercial real estate risk management reporting and other services as reasonably requested by the President and Chief Executive Officer of the Bank.  Such employment services shall be provided at such times and in locations as mutually agreed between the parties.

(d)           Compensation During the Phase II Employment Period.  During the Phase II  Employment Period, you shall be entitled to the following compensation from the Bank in lieu of the compensation provided in Section 3(b) above:

(i)           Cash Compensation.  You shall receive a base salary at a rate of $47,500 per annum, payable to you in accordance with the Bank’s regular payroll practices, provided, however, that payment of such base salary shall immediately cease upon the effective time of a change in control (as defined in accordance with Section 409A of the Internal Revenue Code (the “Code”)) of the Company or the Bank.

(ii)           Benefits.  You shall not be entitled to participate in any benefit plan or arrangement of the Bank or its affiliates, except for the Bank’s group health plan, the cost of which shall be fully paid by the Bank.  Following the Phase II Employment Period, you shall be eligible to participate in the Senior Officers Post-Retirement Medical Plan.

(iii)           Reimbursement of Expenses.  The Bank will reimburse you pursuant to its reimbursement policies in effect for reasonable business expenses incurred.  All reimbursements will be paid as soon as practicable by the Bank, provided, however that no payment shall be made later than March 15 of the year immediately following the year in which the expense was incurred.

(iv)           Federal, State and Local Taxes.  As an employee, you acknowledge that your cash compensation pursuant to Section 3(d)(i) is taxable compensation that is reportable on an IRS Form W-2, Wage and Tax Statement, and that the Bank may withhold applicable federal, state and employment taxes.

4.           Termination of Employment

(a)           Termination.  Either the Bank or you may terminate your employment relationship with the Bank for any reason (or no reason) during either the Phase I Employment Period or Phase II Employment Period by providing the other party with 30 days’ advance written notice of such termination.

(b)           Payments Upon Termination.  Upon termination for any reason, the Bank shall pay you any unpaid base salary for services rendered through the date of termination.  In addition, in the event of your termination by the Bank without Cause (as defined below) during the Phase I Employment Period or the Phase II Employment Period (with such termination constituting an involuntary separation from service within the meaning of Code Section 409A), you shall be entitled to a lump sum cash payment equal to the base salary that you would have earned had you remained employed from the date of termination until the completion of the Phase I Employment Period and the Phase II Employment Period, as applicable.  Such payment shall be made within ten (10) business days following your date of termination.

For purposes of this Agreement, “Cause” shall mean your material breach of this Agreement, which the breach remains uncured after notice from the Bank and a reasonable opportunity to cure.

5.           Rights Under Other Benefit Plans

Except as provided in this Section 5, your rights under the: (1) 2008 Benefit Equalization Plan; (2) Amended and Restated Directors’ Retirement Plan; (3) Amended and Restated Directors’ Deferred Fee Plan; (4) Senior Officers Post-Retirement Medical Plan; (5) Bank’s tax-qualified retirement plans; and (6) Bank’s stock-based incentive plans (as well as any underlying stock agreement pursuant to which you were granted stock options and other stock rights), the Bank and the Company agree to honor their terms as they are written, and those plans and agreements shall not be prejudiced or otherwise affected by this Agreement.

Notwithstanding the foregoing, the parties acknowledge and agree that in consideration of the Bank’s and the Company’s policy that board-related compensation (with the exception of any benefit funded by the director) shall not be paid to any individual while serving as a full-time employee of the Company and the Bank, you hereby agree to forfeit any payment for which you have contractual right to receive pursuant to the Amended and Restated Directors’ Retirement Plan during the Phase I Employment Period.  The parties further acknowledge that you will have one year after the completion of the Phase II Employment Period or, if earlier, your date of termination with the Bank (provided you have either attained age 62 and completed 15 years of service as either a director or employee of the Bank or the Company, or have completed 25 years of continuous service as an employee and/or director of the Bank or the Company (the “Retirement Requirements”)) to exercise your stock options received under the Bank’s stock-based incentive plans.  If you fail to satisfy the Retirement Requirements as of your date of termination, you would have only three months to exercise your stock options following your date of termination.

6.           Miscellaneous

(a)           Entire Agreement.  Except as provided herein, this Agreement contains the entire understanding between the parties with respect to the subject matter hereof.

(b)           Amendments, Modifications and Termination.  This Agreement may be amended, waived, changed, modified, discharged or terminated only by an agreement in writing signed by both parties.

(c)           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey, except to the extent that federal law controls.

                (d)           Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement.

                (e)           Tax Withholding.  The Bank may withhold from any amounts payable under this Agreement such federal, state, or local taxes as required to be withheld pursuant to any applicable law or regulation.

                (f)            Code Section 409A.  The parties acknowledge that this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is exempt from the requirements of Code Section 409A.

[Signature Page to Follow]

If these terms are acceptable, please sign in the space noted below.  Please do not hesitate to contact me if you have any questions.

Sincerely,

                                                                                                ORITANI FINANCIAL CORP.

By: /s/ Kevin J. Lynch
Name: Kevin J. Lynch
Title: President and Chief Executive Officer

ORITANI BANK

By: /s Kevin J. Lynch
Name: Kevin J. Lynch
Title: President and Chief Executive Officer

******************************************************

ACKNOWLEDGED AND AGREED:

EXECUTIVE

/s/ Michael A. DeBernardi
Michael A. DeBernardi

Date:  August 30, 2016

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